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                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     This First Amendment (the "AMENDMENT") to the Amended and Restated Rights Agreement (the "RIGHTS AGREEMENT") dated February 3, 1999 and amended and restated on March 29, 1999 is made and entered into this 20th day of July, 2001 by and between BANK PLUS CORPORATION, a Delaware corporation (the "COMPANY"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York banking corporation (the "RIGHTS AGENT"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement.

                                    RECITALS
                                    --------

     WHEREAS, Section 27 of the Rights Agreement provides that the Board of Directors of the Company (the "BOARD") may, from time to time, without the approval of any holders of Rights, supplement or amend any provision of the Rights Agreement and direct the Rights Agent so to supplement or amend such provision;

     WHEREAS, the Board believes that it is in the best interest of the Company to amend the Rights Agreement;

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereto agree to amend the Rights Agreement as follows:

     1.           AMENDMENT.

                  A. The final sentence of the definition of "Beneficial Owner" in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  Notwithstanding anything to the contrary in clauses (i)-(v) above, (a) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition, and (b) neither FBOP Corporation, nor any of its Affiliates, shall be deemed to be the Beneficial Owner of, or to Beneficially Own, any shares of common stock of the Company solely because such shares are the subject of the Voting Agreements.

                  B. Section 1 of the Rights Agreement is hereby amended to add the following definitions:

                  "FBOP Merger" shall mean the merger of the Company with a subsidiary of FBOP Corporation, as contemplated in the FBOP Merger Agreement.

                  C. Section 1 of the Rights Agreement is hereby amended to add the following definition:

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                  "FBOP Merger Agreement" means that certain Agreement and Plan of Merger entered into by and between the Company and FBOP Corporation dated June 2, 2001.

                  D. Section 1 of the Rights Agreement is hereby amended to add the following definition:

                  "Voting Agreements" means those certain agreements by and between FBOP Corporation and each of Mark Mason and Gordon Smith, dated June 2, 2001, pursuant to which Messrs. Mason and Smith agreed to vote shares of common stock of the Company that they each beneficially own in favor of the FBOP Merger.

                  E. The Rights Agreement is hereby amended to add Section 35 as follows:

                  Section 35. "TERMINATION" Effective immediately prior to the consummation of the FBOP Merger, this Agreement shall automatically terminate and shall have no further force or effect."

         2. RATIFICATION. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with its terms, without any waiver, amendment or other modification of any provision thereof.

         3. GOVERNING LAW. The Company and the Rights Agent agree that the interpretation, validity, construction, and performance of this Amendment shall be governed by the laws of the State of New York without regard to its principles of conflicts of laws.

         4. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of July 20, 2001.


                                            BANK PLUS CORPORATION


                                            By:   /s/  Mark Mason
                                                  ------------------------------
                                                  Name: Mark Mason
                                                  Title: Chief Executive Officer


                                            American Stock Transfer & Trust
                                            Company, as Rights Agent


                                            By:   /s/ Herbert J. Lemmer
                                                  ------------------------------
                                                  Name: Herbert J. Lemmer
                                                  Title: Vice President

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